Exhibit 99.1

CONTACT: CHARLES J. KESZLER
(972) 770-6495
Fax: (972) 770-6411

LONE STAR TECHNOLOGIES REPORTS FIRST QUARTER 2007 EARNINGS

Dallas, TX, April 23, 2007 — Lone Star Technologies, Inc. (“Lone Star”) (NYSE: LSS) today reported quarterly net income of $9.2 million, or $0.30 per diluted share, for the first quarter of 2007.  This compared to net income for the fourth quarter of 2006 of $18.1 million, or $0.58 per diluted share.  The decrease in net income was principally attributable to reduced revenues from oilfield products and $3.1 million in expenses, net of income taxes, for professional fees associated with the proposed acquisition of Lone Star by United States Steel Corporation (“U. S. Steel”).

First quarter 2007 total revenues were $311.0 million, a decrease of 7% from the fourth quarter of 2006, as oilfield revenues of $245.1 million declined 8% from the fourth quarter of 2006.  Oilfield shipment volumes decreased 5% due to 15% lower shipments of line pipe, as compared to the quarter ended December 31, 2006.  Average selling prices decreased by 4%, principally due to a less favorable mix of OCTG products shipped.

As a result of stronger demand, revenues from specialty tubing products for the first quarter of 2007 increased 13% to $48.3 million from the fourth quarter of 2006 on 12% lower average selling prices related to product mix and 29% higher shipment volumes. The increased revenue is attributable to increased sales to original equipment manufacturers and incremental shipments of boiler tubes and fuel economizers.  Revenues from flat rolled steel and other products declined 31% to $17.6 million compared to the fourth quarter of 2006 on a 27% decrease in shipment volumes combined with 5% lower average selling prices.

Earnings before interest, taxes, depreciation and amortization (EBITDA) were $20.6 million in the first quarter of 2007. A reconciliation of EBITDA to cash flows from operating activities is provided in the last table of this press release.  EBITDA is a non-GAAP liquidity measure commonly used by oilfield service and supply companies.

On March 29, 2007, U. S. Steel and Lone Star announced that they have entered into a definitive agreement under which U. S. Steel will acquire all of the outstanding shares of Lone Star for $67.50 per share in cash — an aggregate value of approximate $2.1 billion.  The transaction is subject to the approval of Lone Star’s shareholders and other customary closing conditions, including regulatory approvals, and is expected to close in the second or third quarter of 2007.  In light of the pending merger with U. S. Steel, Lone Star will not be hosting a first quarter 2007 earnings conference call.

During January and February of 2007, the company purchased 235,000 shares of its common stock at a total cost of approximately $10.9 million, pursuant to its previously announced buyback program and a Rule 10b5-1 plan which was dated November 30, 2006 and expired on February 28, 2007.  Lone Star’s balance of cash and short term investments at March 31, 2007 was $131.3 million.  In addition, the company’s $225 million revolving credit facility remains available.

Rhys J. Best, Lone Star’s Chairman and Chief Executive Officer, stated, “While first quarter 2007 average natural gas spot prices improved approximately 4% from the fourth quarter of 2006, distributors remained cautious with their OCTG purchases and our OCTG shipment volumes remained essentially unchanged.  Line pipe shipment volumes declined approximately 15% in the quarter from the high level established in the fourth quarter, but demand for line pipe is expected to remain healthy and grow throughout 2007. We look forward to completing the merger with U. S. Steel and quickly commencing integration.  Additionally, we remain excited about our strategic joint venture with Valin Tube and Wire.  We believe that the combination of U. S. Steel and Lone Star, along with the Valin joint venture, will create a world-class platform to offer our customers the broadest array of high-quality products available on a global basis.”

Lone Star Technologies, Inc.’s principal operating subsidiaries manufacture, market and provide custom services related to oilfield casing, tubing, couplings, and line pipe, specialty tubing products used in a variety of applications, and flat rolled steel and other tubular products.

This release contains forward-looking statements based on assumptions that are subject to a wide range of business risks. There is no assurance that the estimates and expectations in this release will be realized, or that the transaction between Lone Star and U. S. Steel will close in the second or third quarter of 2007, or at all. Important factors that could cause actual results to differ materially from the forward-looking statements are described in the periodic filings of Lone Star Technologies, Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Lone Star Technologies, Inc. does not undertake any obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

IMPORTANT INFORMATION

In connection with the proposed merger, Lone Star intends to file a proxy statement and related materials concerning the transaction with the U. S. Securities and Exchange Commission, or SEC.  THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND SHAREHOLDERS ARE URGED TO READ THEM CAREFULLY WHEN THEY BECOME AVAILABLE.  Once available, Lone Star will mail the definitive proxy statement and other related materials to its shareholders.  When filed with the SEC, the proxy statement and related materials will be available for free (along with any other documents and reports filed by Lone Star with the SEC) at the SEC’s website, http://www.sec.gov, and at Lone Star’s website, http://www.lonestartech.com.

Participant Information

Lone Star and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Lone Star shareholders in connection with the proposed merger.  Certain information regarding the participants and their interests in the solicitation is set forth in the proxy statement for Lone Star’s 2007 annual meeting of shareholders filed with the SEC on March 15, 2007 and a Form 10-K filed by Lone Star with the SEC on February 28, 2007, both of which are available free of charge from the SEC and Lone Star at their websites as indicated above.  Information regarding the interests of these persons in the solicitation will be more specifically set forth in the proxy statement concerning the proposed merger that will be filed by Lone Star with the SEC and which will be available free of charge from the SEC and Lone Star at their websites, as indicated above.

LONE STAR TECHNOLOGIES, INC.

CONSOLIDATED INCOME STATEMENTS

(Unaudited; $ and shares in millions, except per share data)

	For the Quarter Ended March 31,
	2007	2006

Net revenues	$311.0	$350.9
Cost of goods sold	(278.2)	(270.1)
Gross profit	32.8	80.8
Selling, general and administrative expenses	(19.1)	(15.6)
Operating income	13.7	65.2
Interest income	1.4	3.0
Interest expense	(0.9)	(3.7)
Other income, net	0.2	0.6
Income before income tax	14.4	65.1
Income tax expense	(4.5)	(23.8)
Equity in earnings (loss) from joint ventures	(0.7)	-
Net income	$9.2	$41.3

Depreciation & amortization	7.4	7.0
Net cash from operating activities	(19.4)	105.7
EBITDA	20.6	72.8

Per common share - basic Net income available to common shareholders	$0.30	$1.36
Per common share - diluted Net income available to common shareholders	$0.30	$1.33

Weighted average shares outstanding
Basic	30.4	30.4
Diluted	30.9	31.1

	(Unaudited; $ in millions)
	For the Quarter Ended March 31,
	2007		2006
Revenues by Segment	$	%	$	%

Oilfield products	245.1	79	285.1	81
Specialty tubing products	48.3	15	43.6	13
Flat rolled steel and other products	17.6	6	22.2	6
Consolidated net revenues	311.0	100	350.9	100

	(in tons)
	For the Quarter Ended March 31,
Shipments by Segment	2007	%	2006	%

Oilfield products	174,600	76	187,000	74
Specialty tubing products	26,600	11	24,000	10
Flat rolled steel and other products	29,300	13	40,200	16
Total shipments	230,500	100	251,200	100

	Reconciliation of EBITDA to Cash Flows from Operations:
	(Unaudited; $ in millions)
	For the Quarter Ended March 31,
	2007	2006
Cash flows from operating activities	$(19.4)	$105.7
Non-cash charge for stock compensation	(1.2)	(1.9)
Changes in working capital	39.4	(45.2)
Other balance sheet changes	(2.2)	(10.3)
Interest expense, net	(0.5)	0.7
Income tax expense	4.5	23.8
EBITDA	$20.6	$72.8